Exhibit 5.1
March 31, 2006
True Religion Apparel, Inc.
1525 Rio Vista Avenue
Los Angeles, CA 90023
     Re: Registration Statement on Form S-3
Ladies and Gentlemen:
     We have examined the registration statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about March 31, 2006 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933 of 100,000 shares of common stock (the “Shares”), to be sold by the selling stockholder listed in the Registration Statement. As your counsel, we have examined the transactions taken and proposed to be taken in connection with the sale of such shares by such security holders in the manner set forth in the Registration Statement.
     Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.
     We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the General Corporation Law of the State of Delaware, and the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws or as to any matters of municipal law or the laws of any other local agencies within the state.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto

Yours truly,

/s/ Manatt, Phelps & Phillips, LLP

Manatt, Phelps & Phillips, LLP